APPENDIX A

Dated April 20, 2020

To the

DISTRIBUTION PLAN

of

ULTIMUS MANAGERS TRUST

Funds	Share Classes	Rule 12b-1 Fee
Adler Value Fund	Investor	0.25%
Blueprint Growth Fund	Investor	0.25%
Blue Current Global Dividend Fund	Investor	0.25%
HVIA Equity Fund	Investor	0.25%
Kempner Multi-Cap Deep Value Fund	Investor	0.25%
Ladder Select Bond Fund	Advisor	0.25%
Lyrical U.S. Value Equity Fund	Investor	0.25%
Lyrical International Value Equity Fund	Investor	0.25%
Q3 All-Weather Sector Rotation Fund	Investor	0.25%
Q3 All-Weather Tactical Fund	Investor	0.25%